Exhibit 10.2

June 2, 2010

Gerald M. Haines II

57 Alderbrook Dr.

Topsfield, MA 01983

Dear Gerry:

This letter sets forth the substance of the agreement (the “Agreement”) that you and Verenium Corporation (the “Company”) have reached with respect to your employment transition, in light of your recently expressed desire to transition from your current role as the Company’s Executive Vice President and Chief Legal Officer.

1. Separation Date and Transition Period. Your last day of work with the Company and your employment resignation date will be June 30, 2010 (the “Separation Date”). You hereby agree to resign, as of the Separation Date, from any and all positions held by you with the Company or any of its affiliates, including but not limited to any Board of Director positions. The period between the date hereof and the Separation Date shall be referred to herein as the “Transition Period.” Your employment shall remain at will during the Transition Period, such that Company may in its discretion choose to accelerate the Separation Date to an earlier date of its choosing. If the Separation Date is accelerated by the Company, you shall cease receiving your regular base salary as of the new, earlier Separation Date. In addition, provided that the Separation Date is not accelerated by the Company for Cause (as defined in the employment agreement between you and the Company dated September 24, 2010 (the “Employment Agreement”)), and if and only if all conditions set forth in Section 4 are met, you will still be entitled to the Bonus (as defined below), to be paid within the timeframe set forth in Section 4.

2. Duties During and After Transition Period. You agree to remain employed by the Company for the duration of the Transition Period. You will continue to be paid at your current base salary rate throughout this time. From the date hereof through and including May 28, 2010, you shall continue to report to work on a full-time basis and to devote your full business time and energies to the performance of your usual job duties. Between May 29, 2010 and the Separation Date, you agree to make yourself available to perform services for the Company a minimum of eight (8) hours per week, either remotely or from the Company’s Cambridge office, at your choosing after reasonable consideration of the needs of the Company. These services shall include assisting the Company in the transition of your knowledge and job duties and advising the Company with respect to ongoing business and legal matters within your expertise (the “Services”). Between the end of the Transition Period and December 31, 2010 (the “Post-Termination Period”), you agree to make yourself available to perform Services as requested by the Company up to a maximum of three (3) hours per week. Should the Company require your Services in excess of three (3) hours per week during the Post-Termination Period, such Services shall be paid pursuant to a mutually acceptable compensation arrangement. The Company agrees that you may accept and actively engage in employment with another employer on or after May 29, 2010, subject to the provisions of Section 4(a) and 4(b) of your Employment Agreement and to your obligation to continue to provide Services to the Company as described herein. For the avoidance of doubt, you will not be an employee of the Company during the Post-Termination Period and during that time you will not be entitled to any of the compensation or benefits the Company makes available to its employees.

3. Accrued Salary And Vacation; 2009 Bonus. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, at the rates then in effect, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. In addition, provided that you sign and return the release attached hereto as Exhibit A (the “Release”) within the time period specified therein, but in no event later than forty-five days following the Separation Date, and provided that you allow the Release to become effective in accordance with its terms, then within ten (10) days of the effective date of the Release (as defined therein), the Company will pay you your bonus for 2009 in the amount of one hundred and eight thousand, five hundred dollars ($108,500.00), less standard payroll deductions and withholdings.

4. Post-Termination Bonus. Provided that: (1) you satisfactorily perform the Services throughout the Transition Period and the Post-Termination Period; (2) you sign and return the Release within the time period specified therein, but in no event later than forty-five days following the Separation Date, and allow the Release to become effective in accordance with its terms; and (3) the Board makes a reasonable business determination that at any time on or before December 31, 2010, the Company has or had cash or cash equivalents of not less than forty million dollars ($40,000,000.00) on its balance sheet (the “Milestones”), then you will be entitled to a bonus in the amount of two hundred and thirty-two thousand, five hundred dollars ($232,500.00), less standard payroll deductions and withholdings (the “Bonus”). This amount will be paid to you in a single lump sum within ten (10) days of the later of (i) the effective date of the Release, and (ii) the Board’s determination that the Milestones were achieved, but in no event shall such determination be made or such Bonus be paid later than March 15, 2011. It is intended that the payment of the Bonus satisfy the requirements for the “short-term deferral” exemption from application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4).

5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA.

6. Stock Options. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options, will be as set forth in your stock option agreement, grant notice and applicable plan documents.

7. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date. You specifically acknowledge that your decision to transition from your current role with the Company was voluntary, was not based on circumstances that would constitute Good Reason as defined in your Employment Agreement, and does not entitle you to severance pay under the Employment Agreement.

8. Expense Reimbursements. You agree that, within seven (7) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return Of Property. By the Separation Date, you agree to return to the Company all documents (and all copies thereof) belonging to the Company and all other property belonging to the Company that you have in your possession, including, but not limited to, all files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

10. Employee Information and Non-Disclosure Obligations. You hereby confirm your intent to adhere to your continuing obligations under your Employee Information and Non-Disclosure Agreement, which apply in full force during the Transition Period and at all times thereafter.

11. Non-Competition and Non-Solicitation Obligations. You hereby confirm your intent to adhere to your continuing non-competition and non-solicitation obligations under Section 4 of your Employment Agreement.

12. Confidentiality. The provisions of this Agreement will be held in the strictest confidence by you, and you will not publicize or disclose them in any manner whatsoever, provided, however, that you may disclose this Agreement: (a) in confidence to your immediate family members, attorneys, accountants, auditors, tax preparers, and financial advisors; (b) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) to the extent that this Agreement or the information contained in it becomes publicly available other than as a result of disclosure by you in violation of this Agreement.

13. Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees (through its officers and directors) not to disparage you in any manner likely to be harmful to you or your business or personal reputation, provided that the Company and its officers and directors will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. Miscellaneous. This Agreement and the Release attached as Exhibit A hereto constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including your Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

Gerry, we are pleased to have been able to reach this mutually agreeable arrangement on the terms of your transition and separation. Assuming this Agreement accurately reflects our understanding, please sign where indicated below and return the original to me. We wish you the very best in your future endeavors.

Sincerely,

Verenium Corporation

By:	/s/ Carlos A. Riva
Carlos A. Riva Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Gerald M. Haines II
GERALD M. HAINES II

Date: June 2, 2010

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

NOT TO BE SIGNED UNTIL ON OR AFTER THE SEPARATION DATE

In mutual consideration for, and as a condition to receiving, the respective benefits set forth in the agreement dated June 2, 2010 (the “Agreement”), to which this form is attached, including but not limited to my continued employment through June 30, 2010, the 2009 bonus payment, the opportunity to earn the Bonus, and this Release and Waiver of Claims, Verenium Corporation (the “Company”) and I, Gerald M. Haines II, hereby furnish one another with the following release and waiver of claims (the “Release”).

I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, the California Fair Employment and Housing Act (as amended), the Massachusetts Fair Employment Practices Law, and the Massachusetts Equal Pay Law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction, including Massachusetts, of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired unexercised (the “Release Effective Date”).

I acknowledge my continuing obligations under my Employee Invention and Non-Disclosure Agreement. Pursuant to the Employee Invention and Non-Disclosure Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the benefits I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Employee Invention and Non-Disclosure Agreement.

In exchange for the consideration provided to the Company by the Agreement that the Company is not otherwise entitled to receive, the Company, on behalf of itself and its subsidiaries and affiliates, and their respective successors assigns, officers, directors, employees, equity holders, and advisors (collectively, the “Company Parties”), hereby releases me and my spouse, heirs, children, successors, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns (collectively, the “Company Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that the Company signs this Agreement (collectively, the “Company Released Claims”). Notwithstanding the foregoing, any claims arising from the breach of this Agreement and any claims based on my intentional, willful, or unlawful misconduct (including but not limited to any acts of financial misconduct, embezzlement, fraud, or misappropriation of corporate resources) are not included in the Company Released Claims. The Company hereby represents and warrants that it is not aware of any claims any of the Company Parties has or might have against any of the Company Released Parties that are not included in the Company Released Claims.

Notwithstanding any other provision hereof, the parties agree that this Release shall become null and void in its entirety if the Bonus referenced in the Agreement is not paid on or before March 15, 2011. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	June 2, 2010	By:	/s/ Gerald M. Haines II
Gerald M. Haines II

VERENIUM CORPORATION

Date:	June 2, 2010	By:	/s/ Carlos A. Riva
Carlos A. Riva